Filed Pursuant to Rule 424(b)(7)
Registration Statement No. 333-138674

Prospectus Supplement
(To Prospectus Dated November 14, 2006 as revised and supplemented by prospectus supplement dated January 31, 2008)

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PROSPECTUS SUPPLEMENT

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CADIZ INC.

50,000 Shares of Common Stock

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This prospectus supplement revises and supplements the prospectus dated November 14, 2006, as revised and supplemented by prospectus supplement dated January 31, 2008 (collectively, the “Prospectus”) covering resales from time to time by the Selling Stockholders (as defined in the Prospectus) of shares of common stock of Cadiz Inc. The Selling Stockholders may use this prospectus supplement, together with the Prospectus to which it relates, to resell from time to time the shares of our common stock issued to them. Additional Selling Stockholders may be named by future prospectus supplements.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

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You should rely only on the information contained in this prospectus supplement and the prospectus to which it refers. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the prospectus to which it refers is accurate only as of their respective dates.

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The date of this prospectus supplement is January 31, 2009.

The selling stockholder table, appearing under the heading “Selling Stockholders” in the Prospectus, is revised and supplemented by the information in the following table.

Name	Position in the Company	Number of Shares Owned (1)	Number of Shares to Be Offered(2)	Number of Shares to Be Owned After the Offering(3)

Murray Hutchision	Director	12,256	12,256(4)	-0-

Timothy J. Shaheen	Director	10,906	4,416(5)	6,490

Raymond J. Pacini	Director	3,557	3,557(6)	-0-

Stephen J. Duffy	Director	2,047	2,047(7)	-0-

Winston H. Hickox	Director	1,828	1,828(8)	-0-

Geoffrey T. Grant	Director	1,609	1,609(9)	-0-

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(1)           Represents shares beneficially owned by the named individual, including shares that such person has the right to acquire within 60 days of the date of this prospectus supplement. Unless otherwise noted, all persons referred to above have sole voting and sole investment power.

(2)           Includes all Shares issued to date to the named Selling Stockholders under the Plan. All of such Shares are being registered under the registration statement of which this prospectus supplement is a part.

(3)           Does not constitute a commitment to sell any or all of the stated number of Shares of Common Stock. The number of Shares offered shall be determined from time to time by each Selling Stockholder at his or her sole discretion.

(4)           11,085 of such shares were previously set forth in the selling stockholder table in the Prospectus and the remaining 1,171 shares are being added by this prospectus supplement.

(5)           3,245 of such shares were previously set forth in the selling stockholder table in the Prospectus and the remaining 1,171 shares are being added by this prospectus supplement.

(6)           2,386 of such shares were previously set forth in the selling stockholder table in the Prospectus and the remaining 1,171 shares are being added by this prospectus supplement.

(7)           876 shares were previously set forth in the selling shareholder table in the Prospectus and the remaining 1,171 shares are being added by this prospectus supplement.

(8)           657 shares were previously set forth in the selling shareholder table in the Prospectus and the remaining 1,171 shares are being added by this prospectus supplement.

(9)           438 shares were previously set forth in the selling shareholder table in the Prospectus and the remaining 1,171 shares are being added by this prospectus supplement.